                              SETTLEMENT AGREEMENT


     SETTLEMENT AGREEMENT ("Agreement"), made as of June ___ 1996, by and between J.C. Nichols Company, a corporation organized under the laws of the State of Missouri ("JCN"), and Deloitte & Touche LLP, formerly known as Deloitte & Touche, and successor to Touche Ross & Co. ("Deloitte").

     WHEREAS, JCN believes it may have one or more claims against Deloitte, arising out of professional services Deloitte performed or was engaged to perform for JCN, the JCN Employee Stock Ownership Plan or the JCN Employee Stock Ownership Trust (collectively, "the JCN ESOT"), and certain of JCN's affiliates and subsidiaries (all such professional services shall collectively be hereinafter called the "Services");

     WHEREAS, Deloitte denies all liability and all allegations of wrongdoing directed at Deloitte, and the settlement provided for herein is not and shall not in any way be construed or deemed to be evidence or an admission or a concession of any fault, liability, fact or amount of damages, or any other matter whatsoever on the part of Deloitte, and Deloitte is entering into this Agreement solely to avoid the further substantial expense and inconvenience of potential litigation and finally put to rest all Claims (as such term is defined herein);

     WHEREAS, for purposes of this Agreement, the term "Claims" shall mean any and all claims or causes of action, including, without limitation, any and all debts, suits, rights of action, dues, sums of money, accounts, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, executions, demands or obligations of any kind or nature whatsoever, matured or unmatured, liquidated or unliquidated, absolute or contingent, known or unknown, at law, admiralty, equity or otherwise, (i) which are directly or indirectly related in any way to the Services, irrespective of for whom, or on whose behalf, such Services are claimed to have been performed, including, without limitation, any request that Deloitte reissue, or consent to the use of, any independent auditor's report Deloitte has issued on any financial statements of JCN; (ii) in connection with any pending, settled or potential litigation, including any litigation or claims that were settled as part of a certain document titled "SETTLEMENT AGREEMENT AND MUTUAL RELEASE AS OF JUNE
30, 1995," including, without limitation, claims for indemnity or contribution, or for costs, expenses (including, without limitation, amounts paid in settlement) and attorneys' fees incurred; and/or (iii) which a person or entity has, owns or holds, or might have had or owned or held, or hereafter might have, own or hold, individually, representatively, derivatively or in any other capacity that were, might, could or should have been, alleged in, or relate to, or which are in any way based upon or arise from any pending, settled or potential litigation, or which arise out of, relate to, or are in any way respecting any of the acts, facts, events, circumstances, matters, claims, transactions or occurrences alleged or that were, might, could or should have been alleged in any pending, settled or potential litigation or in any discovery or other proceedings in connection therewith;

     WHEREAS, the parties to this Agreement consider it desirable and in their best interests that the Claims be compromised and settled upon and subject to the terms and conditions herein;

     NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the parties agree as follows:

     1. INCORPORATION OF RECITALS. Each of the foregoing recitals is incorporated by reference herein and made a part hereof.

                                       2

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     2.   SETTLEMENT AMOUNT.  (a) Any and all Claims shall be and hereby are fully and finally settled, satisfied, released and discharged for the sum of U.S. four million six hundred thousand dollars ($4,600,000.00) ("Settlement Payment"), such sum to be paid by Deloitte to JCN no later than four (4) business days after the final execution of this Agreement and the delivery to Deloitte of all duly executed Releases provided for herein ("Payment Date").

          (b) From the Settlement Payment, the sum of U.S. seven hundred fifty thousand dollars ($750,000.00) will be deposited into an escrow account established on terms agreed to by JCN's and Deloitte's counsel ("Defense Escrow") as security for the payment of amounts required to be paid by JCN to any Indemnified Person (as that term is defined in paragraph 8(a)) pursuant to paragraph 8 of this Agreement. JCN shall pay any Indemnified Person amounts justifiably and reasonably due to the Indemnified Person pursuant to paragraph 8 of this Agreement within thirty (30) days after the Indemnified Person sends notice to JCN of any such payments that are due to the Indemnified Person, and if JCN does not so pay the Indemnified Person those amounts justifiably and reasonably due pursuant to paragraph 8 within the 30-day period, then the Indemnified Person shall have the right, pursuant to paragraph 8 of this Agreement, to obtain payment of such amounts to be paid from the Defense Escrow. The Defense Escrow shall be established at a bank to be mutually agreed upon ("Escrow Agent"), and shall be invested in the manner set forth in the Escrow Agreement by and among JCN, Deloitte and the Escrow Agent, and any accrued interest shall be paid quarterly to JCN. Any funds remaining in the Defense Escrow eighteen (18) months after the Payment Date shall be paid by the escrow agent to JCN on the first business day thereafter that (i) there are no Third Party Claims (as defined in paragraph 8(a)) pending against any Indemnified Person, and (ii) JCN represents and warrants in writing to Deloitte that JCN will not thereafter assert any claims that might reasonably result in Third Party Claims, provided that any duty of JCN to indemnify pursuant to paragraph 8 hereof shall survive any such payment to JCN of the funds remaining in the Defense Escrow.

     3. COSTS. Each party hereto shall pay its own costs, expenses (including, without limitation, amounts paid in settlement) and attorneys' fees incurred in connection with this Agreement.

     4. RELEASES. (a) Concurrently with the signing and delivery of this Agreement, JCN shall execute and deliver to Deloitte a properly executed Release in the form annexed hereto as Exhibit A.

          (b) Concurrently with the signing and delivery of this Agreement, JCN shall also deliver to Deloitte Releases in the forms set forth in Exhibits B and C, as appropriate, in favor of Deloitte properly executed by the persons and entities identified in Exhibit D.

     5. REPRESENTATIONS AND WARRANTIES BY JCN. JCN represents and warrants to Deloitte as of the date of this Agreement, with knowledge that Deloitte is relying thereon, as follows:

          (a) JCN has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Missouri as of the date of this Agreement.

          (b) JCN has all requisite corporate power and authority under the laws of the State of Missouri to execute, deliver and perform this Agreement.

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

          (c) All necessary corporate proceedings of JCN have been duly taken to authorize the officers of JCN to execute, deliver and perform this Agreement on behalf of JCN.

          (d) This Agreement constitutes the legal, valid and binding obligation of JCN and is enforceable against JCN in accordance with its terms.

          (e) JCN is the sole and lawful owner of all rights, title and interest in any and all Claims against Deloitte which are released or intended to be released by JCN pursuant to this Agreement, and has not assigned any of its rights, title or interest in said Claims to any person or entity.

          (f) JCN represents that it has provided to Deloitte true and correct copies of its audited financial statements for the years ended December 31, 1994, and December 31, 1995, and the most currently available interim financial statements for the year ending December 31, 1996. JCN represents that these financial statements are presented in conformity with generally accepted accounting principles, consistently applied, and that these financial statements are free of any material misstatements.

          (g) JCN represents that neither it nor its counsel is aware of any person or entity with any present intent to assert claims against any Indemnified Person relating to the Services.

          (h) No representation or warranty made by JCN in this Agreement contains or will contain any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein not misleading.

                                       5

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     6.   COVENANT BY JCN.  JCN covenants that it will not sue or prosecute any claim or action regardless of the form of the action (whether in contract, statute, tort, including, without limitation, negligence, or otherwise) against Deloitte in connection with any request to reissue, use or consent to the use of a previously issued independent auditor's report on any of JCN's financial statements, including, without limitation, any decision by Deloitte at any time, whether in the past or in the future, with respect to any such request.

     7. REPRESENTATIONS AND WARRANTIES BY DELOITTE. Deloitte represents and warrants to JCN as of the date of this Agreement, with knowledge that JCN is relying thereon, as follows;

          (a) Deloitte is validly existing and in good standing as a limited liability partnership duly registered under the laws of the State of Delaware as of the date of this Agreement.

          (b) Deloitte has all requisite partnership power and authority to execute, deliver and perform this Agreement.

          (c) This Agreement constitutes the legal, valid and binding obligation of Deloitte and is enforceable against Deloitte in accordance with its terms.

          (d) Deloitte represents that neither it nor its counsel is aware of any person or entity with any present intent to assert claims against any Indemnified Person relating to the Services.

          (e) No representation or warranty made by Deloitte in this Agreement contains or will contain any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein not misleading.

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

     8. INDEMNIFICATION. (a) JCN agrees to indemnify and hold harmless each of Deloitte and its present and former parent companies, subsidiaries, affiliates, predecessors and successors, their present and former directors, officers, partners, principals, employees, agents, servants and attorneys, and their respective representatives, heirs, executors, administrators and assigns (each, an "Indemnified Person") from any and all loss, liability, obligation, damage or expense (including, without limitation, reasonable attorneys' fees and reasonable and necessary expenses) (collectively, "Indemnified Expenses") up to an aggregate maximum of U.S. two million five hundred thousand dollars ($2,500,000.00) suffered or incurred by all Indemnified Persons arising from, relating to, or otherwise in respect of any claim made or action commenced (regardless of the form of the action, whether in contract, statute, tort, including, without limitation, negligence, or otherwise) at any time by any person or entity (including, without limitation, present and former subsidiaries, affiliates, directors, officers and shareholders of JCN, participants in the JCN ESOT, trustees of the JCN ESOT, the insurers of JCN, the JCN ESOT, and their respective officers, directors, and trustees, JCN's counsel, and advisers or consultants to the JCN ESOT), (i) which relates directly or indirectly to the Services or the Claims (as defined herein); or (ii) which arises out of any breach or alleged breach of the representations and warranties in paragraph 5 of this Agreement. All such claims and actions are referred to in this Agreement as "Third Party Claims."

          (b) Each Indemnified Person agrees to give prompt notice to JCN of the assertion of any Third Party Claim against such Indemnified Person; provided, that the

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

     omission so to promptly notify JCN with respect to a Third Party
     Claim will not relieve JCN from any liability which it may have to such Indemnified Person under this paragraph 8 except to the extent that such failure has materially prejudiced JCN with respect to the defense of such Third Party Claim. The Indemnified Person shall have the right to control the defense of any such Third Party Claim. JCN's obligation to pay any of the Indemnified Person's attorneys' fees and expenses incurred in defense shall be limited to payment of reasonable attorneys' fees and reasonable and necessary expenses. JCN shall have the right to participate in (but not control) the defense of any Third Party Claim and to retain its own counsel in connection therewith, but the fees and expenses of any such counsel for JCN shall be borne by JCN. JCN shall not settle any Third Party Claim without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld.

          (c) To the extent that an Indemnified Person may have rights to recover from any person or entity, other than another Indemnified Person, all or part of any payment JCN has made to or on behalf of the Indemnified Person pursuant to this paragraph 8, those rights shall be assigned to JCN. The Indemnified Person shall execute appropriate documents, in a form acceptable to counsel for JCN and Deloitte, reasonably necessary to effectuate the assignment of such rights of recovery to JCN.

          (d) Any indemnification required by this paragraph 8 shall be made by periodic payments of the amounts thereof during the course of the investigation or defense, as and when bills are received or loss, liability, obligation, claim, damage or expense is incurred by an Indemnified Person, and such payments shall be made within the time period and in the manner provided for in paragraph 2(b) hereof.

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

          (e) In the event that JCN enters into any settlement of claims between JCN and any person or entity that has or may have any Claims against Deloitte, JCN agrees, unless Deloitte agrees in writing it is not necessary, to use its best efforts to obtain, as a condition of settlement, either (i) a covenant, in a form acceptable to Deloitte, by such person or entity not to bring suit against Deloitte relating to the Claims, or (ii) a release, substantially in the form annexed hereto as Exhibit A, or as otherwise agreed to in writing by Deloitte, by such person or entity of Deloitte as to all Claims. Deloitte acknowledges that in obtaining any such covenant or release, it may be necessary for JCN to disclose to such person or entity, subject to paragraph 10 hereof, certain confidential information concerning this Agreement.

          (f) Any amount that JCN may recover (by judgment, settlement or otherwise) from any person or entity arising from or relating to any Claims shall be reduced (or eliminated) by the amount of any judgment or settlement that any such person or entity recovers or becomes entitled to recover from any Indemnified Person by way of contribution, indemnification, or otherwise, as the result of any claims asserted by JCN against such person or entity arising from or relating to any Claims. The determination, in litigation or otherwise, of the amount of the foregoing reduction or elimination, including, without limitation, the amount such person or entity may be entitled to recover from any Indemnified Person, may be made without either JCN or such person or entity having to commence against any Indemnified Person, or otherwise having to name any Indemnified Person as a party in, an action. Nothing in this subparagraph (f) relieves JCN of its obligations pursuant to paragraph 8(a) to indemnify and hold harmless Deloitte and all other Indemnified Persons.

          (g) Any disputes that relate solely to obligations arising under this paragraph 8 shall, at the request of either JCN or Deloitte, be resolved by the submission of the same to arbitration in accordance with the Expedited Commercial Rules of the American Arbitration Association, except as modified in this subparagraph (g). The arbitration proceeding shall be conducted in Missouri or such other location to which the parties may agree. If JCN or Deloitte pursues a claim under this paragraph 8 and such claim results in an Arbitrator's decision, both parties agree to accept such decision as binding and nonappealable. The decision shall be issued in the form of a written opinion not more than thirty (30) days after written submissions by each party and any arbitration hearing. Unless the parties otherwise agree, there shall be no prehearing discovery. Each party shall bear its own attorneys' fees relating to any arbitration. All arbitration costs shall be shared equally between the parties.

     9. NO ADMISSION OF LIABILITY. Deloitte does not admit any liability to JCN or any other person or entity, nor does Deloitte admit any malpractice, negligence, wrongdoing or liability, however described. Deloitte expressly denies any such wrongdoing or liability. The parties hereto are settling the Claims (as the term is defined herein) solely in the interest of reasonable compromise and avoidance of continued expense associated with the Claims. Neither this Agreement, nor any of its terms and provisions, nor any of the negotiations or proceedings in connection with it (i) is, or is intended to be, an admission by Deloitte or any evidence of the truth of any matter alleged or the validity of any claim that could have been asserted, or of any liability, fault or wrongdoing of Deloitte, or (ii) subject to the provisions of paragraph 9 of this

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Agreement, shall be offered or received in evidence in any action or other proceeding of any kind other than such proceedings as may be necessary to consummate, defend or enforce this Agreement.

     10. CONFIDENTIALITY. (a) The parties to this Agreement and their respective attorneys represent, warrant and covenant that the existence of this Agreement and all of its terms ("Confidential Information") are and shall be treated as confidential and shall not be disclosed, described or characterized to any other person or entity. In light of the confidential matters addressed by this Agreement, JCN agrees that it will not in any way make reference to or suggest to any person or entity that Deloitte or its partners, principals, employees or agents engaged in any conduct which could be construed directly or indirectly to be malpractice, negligence, or any other conduct that forms the basis of or constitutes the Claims released herein. This confidentiality provision and agreement is a material term of this Agreement, breach of which the parties hereby agree will cause Deloitte damage. Any disputes between Deloitte and JCN that relate solely to obligations arising under this paragraph 10 shall, at the request of either JCN or Deloitte, be resolved by submission of the same to arbitration, in accordance with the procedures set forth in paragraph 8(g) hereof. In any such arbitration, Deloitte and JCN shall respectively have the customarily applicable burdens of proof in civil actions in Missouri. In no event shall JCN be liable for any damages to Deloitte for breaches of this paragraph 10 in any amount exceeding $400,000.

          (b) In the case of a subpoena, court order or other third party request seeking or purporting to require access to this Agreement or information about its terms, JCN agrees to notify Deloitte immediately upon receipt of the subpoena, court order or other request and promptly to provide Deloitte a copy thereof, to use its best efforts to obtain an appropriate protective order, stay of disclosure or other available remedies to provide Deloitte a reasonable opportunity to take action to prevent disclosure of the Agreement or any information relating to the Agreement, and to otherwise cooperate in such efforts by Deloitte. Except to the extent that any failure to produce or delay in disclosure or production of this Agreement or any information relating to the Agreement would subject JCN or its agents or attorneys to any penalties for noncompliance with a court order, such disclosure or production shall be made only after (i) receiving written consent from Deloitte, and (ii) obtaining a stipulation of confidentiality substantially in the form annexed hereto as Exhibit E, executed by or on behalf of each person or entity who will be provided access to this Agreement or any information concerning its terms. JCN agrees to deliver promptly to Deloitte copies of all executed stipulations of confidentiality.

          (c) JCN shall obtain and deliver to Deloitte separately executed stipulations of confidentiality substantially in the form set forth in Exhibit E executed by or on behalf of each person or entity who will be provided access to this Agreement or any information concerning its terms in connection with the execution of a release: (i) as provided for in paragraph 4 hereof, concurrently with the execution of this Agreement; and
     (ii) as provided for in paragraph 8(e) hereof, at the time of any applicable disclosure of Confidential Information.

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          (d)  Notwithstanding the provisions of subparagraph (a), JCN may produce or disclose Confidential Information to JCN's insurers to the extent necessary in connection with any dispute relating to the Claims without further written consent from Deloitte; provided that, prior to such disclosure, JCN (i) requires its insurers to execute a stipulation of confidentiality substantially in the form attached hereto as Exhibit E; and
     (ii) promptly delivers copies of all executed stipulations to Deloitte. Deloitte also acknowledges that Confidential Information may be disclosed to JCN's accountants and attorneys to the extent necessary for the provision of professional services to JCN; provided that, prior to any such disclosure, JCN (i) requires any such accounting firms and law firms to execute a stipulation of confidentiality substantially in the form attached hereto as Exhibit E; and (ii) promptly delivers copies of all executed stipulations to Deloitte. Notwithstanding the provisions of the immediately preceding sentence, to the extent that Confidential Information has been disclosed prior to the date of execution of this Agreement to the persons or entities set forth on Exhibit F, which JCN hereby represents and warrants are the only persons or entities to whom such Confidential Information has been disclosed prior to such date, such persons or entities shall execute a stipulation of confidentiality substantially in the form attached hereto as Exhibit E promptly after the execution of this Agreement, and JCN shall promptly deliver copies of all such executed stipulations to Deloitte.

          (e) Deloitte acknowledges that JCN believes JCN may be requested to disclose Confidential Information to the Securities and Exchange Commission ("SEC") or to any exchange on which JCN may seek to have its securities listed ("Exchange"), in the event

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     that JCN seeks to register its securities with the SEC or list them on an Exchange, or to otherwise disclose Confidential
     Information in connection with, and in a manner consistent with, JCN's financial statement reporting to the extent required by applicable law. Deloitte further acknowledges that JCN believes that in such circumstances JCN may be requested to file this Agreement with the SEC and the Exchange. JCN agrees not to disclose any Confidential Information in any filing with or submission to the SEC or the Exchange, or in connection with such financial statement reporting, without first (i) giving Deloitte twenty (20) days written notice, where practicable, but not less than ten (10) days written notice, of any such filing, submission or proposed use, and at that time copies thereof to the extent they relate to the Confidential Information; (ii) consulting with Deloitte, and, as applicable, the SEC staff and/or the Exchange concerning the Confidential Information to be disclosed and the manner in which any such Confidential Information may be disclosed; and (iii) using its best efforts to avoid any disclosure of Confidential Information, and to otherwise pursue the most restrictive method of disclosure reasonably available.

     11. HEIRS AND SUCCESSORS BOUND. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns, and any corporation, partnership or other entity into or with which any party hereto may merge, consolidate or reorganize.

     12. NOTICE. Except as to any notice required in paragraph 10, any notice required by this Agreement shall be deemed delivered if sent by first class mail or by facsimile. With respect to any notice required in paragraph 10, such notice shall be deemed delivered only by facsimile or by overnight delivery.
Any notice shall be delivered to the following persons:

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          If to Deloitte:

          Deloitte & Touche LLP
          1633 Broadway
          New York, New York 10019-6754
          Attention:  General Counsel
          Facsimile No.:  212-492-4201

               and to

          William F. Lloyd
          Sidley & Austin
          One First National Plaza
          Chicago, Illinois 60603
          Facsimile No.:  312-853-7036

          If to JCN:

          Price Sloan
          General Counsel
          J.C. Nichols Company
          310 Ward Parkway
          Kansas City, Missouri 64112
          Facsimile No.:  816-561-2256

               and to

          Daniel M. Dibble
          Lathrop & Gage L.C.
          Suite 2500
          2345 Grand Avenue
          Kansas City, Missouri 64108
          Facsimile No.:  816-460-5506

Each party may change the address for notice by providing notice to the other party as set forth above.

     13. VENUE; CHOICE OF LAW. The parties hereto submit themselves to the jurisdiction of the courts of the State of Missouri and the United States District Court for the Western District of Missouri for the purposes of the enforcement of this Agreement. This Agreement shall be

                                       15
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governed by and shall be interpreted in accordance with the laws of the State of Missouri, without regard to Missouri's rules governing conflicts of law.

     14. AUTHORIZATION; CONSULTATION WITH ATTORNEYS. Each party and signatory to this Agreement and the Releases attached hereto represents and warrants to each other party hereto that such party or signatory has full power, authority and legal right, and has obtained all approvals and consents necessary, to execute, deliver and perform all actions required under this Agreement. Each party to this Agreement acknowledges that this Agreement was drafted jointly by the parties hereto, that each party has consulted with such party's own attorneys and fully understands the terms hereof, and that each party has received legal advice from such party's own attorneys regarding the advisability of entering into the settlement provided for herein and is voluntarily executing the Agreement.

     15. PARAGRAPH HEADINGS. Paragraph headings contained in this Agreement are inserted solely as reference aids for the ease and convenience of the reader; they shall not be deemed to define or limit the scope or substance of the provisions they introduce, nor shall they be used in construing the intent or effect of such provisions or any other aspect of this Agreement.

     16. EXECUTION IN COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered the same as if a single document shall have been executed, but shall become effective when such counterparts have been signed by each of the parties hereto and delivered to counsel for the undersigned parties.

     17. DOCUMENT RETENTION. Within twenty (20) days after execution of this Agreement, JCN shall deliver to Deloitte or its counsel all copies of any and all documents in the possession, custody or control of any of JCN, JCN's directors, officers, employees, shareholders, agents or

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attorneys, and any advisers, consultants or experts engaged by any of them, that were produced by Deloitte in connection with any legal proceedings,
including any litigation that has been settled.      IN WITNESS WHEREOF, this
Agreement is executed by the undersigned as of the 7th day of June, 1996.

                            Deloitte & Touche LLP


                            By:  /s/ AL BERNIKOW
                                 ---------------------------------

                            J.C. Nichols Company


                            By:  /s/ BARRETT BRADY
                                 ---------------------------------
                                 Name:  Barrett Brady
                                 Title:  President and Chief Executive Officer


                                       17